Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES INITIATION OF CLINICAL PROGRAM FOR QSC-001
Union City, CA – November 27, 2006 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today the initiation of patient dosing under its investigational new drug (IND) application with the U.S. Food & Drug Administration (FDA) for QSC-001, a unique orally disintegrating tablet (ODT) formulation of hydrocodone bitartrate and acetaminophen (HB/APAP) for the treatment of moderate to moderately severe pain. QSC-001 was formulated for Questcor by Eurand and will utilize Eurand’s proprietary Microcaps® taste-masking and AdvaTab™ ODT technologies. Questcor owns the world-wide rights to commercialize QSC-001 and Eurand will exclusively supply the product and receive a royalty on product sales.
HB/APAP, in its variety of strengths, is one of the most frequently prescribed products in the United States with over 100 million prescriptions written in the past year according to Wolters Kluwer. HB/APAP is one of the five most frequently prescribed products by Neurologists, who accounted for over one million prescriptions. There are currently no ODT formulations of HB/APAP available in the United States.
“The successful initiation of our first clinical development program represents an important milestone in Questcor’s evolution into a leading CNS-focused specialty pharmaceutical company. We believe that QSC-001 could fill a critical gap in the treatment of pain and represents a tremendous opportunity for Questcor,” commented James Fares, Questcor’s President and CEO. “Neurologists prescribe pain medication for a large number of their patients, particularly those with Multiple Sclerosis, Headache, Chronic Pain, and Spinal lesions. For the many individuals who experience significant difficulty swallowing pills, we believe QSC-001 represents a valuable option for the treatment of their pain.”
Questcor expects to file the QSC-001 New Drug Application with the FDA in the second half of 2007. Eurand will receive milestone payments upon the achievement of certain development milestones.
About Eurand’s ODT Technology: AdvaTab™ can be combined with Eurand’s Microcaps® taste-masking technology to provide an ODT with a pleasant taste. In addition, AdvaTab™ tablets dissolve rapidly in the mouth within 15 to 30 seconds, and the smooth mixture of carrier excipients and taste-masked drug granules is suitable for delivering high drug doses. Modified-release drug granules can also be incorporated into the AdvaTab™ dosage form to provide a fast-dissolve tablet with sustained-release properties. AdvaTab™ tablets can be packaged in either bottles or blisters.
About Eurand: Eurand is a specialty pharmaceutical company that develops, manufactures and commercializes enhanced pharmaceutical and biopharmaceutical products based on its proprietary drug formulation technologies. The company has had three products approved by the FDA since 2001 and has a pipeline of products in development both for its co-development partners and its proprietary portfolio. The company’s lead product candidate, a treatment for exocrine pancreatic insufficiency associated with cystic fibrosis and other diseases, is currently undergoing Phase III clinical trials in the United States. Eurand’s technology platforms include: bioavailability enhancement of poorly soluble drugs, customized release, taste masking/fast-dissolving formulations, and drug conjugation. Eurand is an established business with manufacturing and research facilities in the United States, Italy and France. For more information, visit Eurand’s website at www.eurand.com.
About Questcor - Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with multiple sclerosis and Doral® (quazepam), that is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
510-400-0700
IR@Questcor.com

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